EXHIBIT 99.1
AFLAC INCORPORATED ANNOUNCES THIRD QUARTER RESULTS,
DECLARES FOURTH QUARTER CASH DIVIDEND
COLUMBUS, Georgia – October 23, 2007 – Aflac Incorporated today reported its third quarter results.
Reflecting a weaker yen to the dollar, total revenues rose 5.1% to $3.9 billion during the third quarter of 2007, compared with $3.7 billion in the third quarter of 2006. Net earnings were $420 million, or $.85 per diluted share, compared with $367 million, or $.73 per share, a year ago. Net earnings included realized investment gains of $1 million, or nil per diluted share, compared with $7 million, or $.01 per diluted share in the third quarter of 2006. Net earnings in the third quarter of 2007 also included a gain of $2 million, or nil per diluted share, from the change in fair value of the interest rate component of the cross-currency swaps related to the company’s senior notes, as required by SFAS 133. In the third quarter of 2006, the impact from SFAS 133 reduced net earnings by $3 million, or nil per diluted share.
We believe that an analysis of operating earnings, a non-GAAP financial measure, is vitally important to an understanding of Aflac’s underlying profitability drivers. We define operating earnings as the profits we derive from our operations before realized investment gains and losses, the impact from SFAS 133, and nonrecurring items. Management uses operating earnings to evaluate the financial performance of Aflac’s insurance operations because realized gains and losses, the impact from SFAS 133, and nonrecurring items tend to be driven by general economic conditions and events, and therefore may obscure the underlying fundamentals and trends in Aflac’s insurance operations.
Furthermore, because a significant portion of our business is in Japan, where our functional currency is the Japanese yen, we believe it is equally important to understand the impact on operating earnings from translating yen into dollars. We translate Aflac Japan’s yen-denominated income statement from yen into dollars using an average exchange rate for the reporting period, and we translate the balance sheet using the exchange rate at the end of the period. However, except for a limited number of transactions, we do not actually convert yen into dollars. As a result, we view foreign currency translation as a financial reporting issue for Aflac and not as an economic event to our company or shareholders. Because changes in exchange rates distort the growth rates of our operations, we also encourage readers of our financial statements to evaluate our financial performance excluding the impact of foreign currency translation. The chart at the end of this release presents a comparison of selected income statement items with and without foreign currency changes to illustrate the effect of currency translation.
Operating earnings in the third quarter of 2007 were $417 million, compared with $363 million in the third quarter of 2006. Operating earnings per diluted share rose 18.1% to $.85, compared with $.72 a year ago. Although the yen/dollar exchange rate was slightly weaker than a year ago, it did not have a measurable impact on operating earnings per diluted share.
For the first nine months of 2007, our results were impacted by the weaker yen. Total revenues rose 4.1% to $11.4 billion, compared with $10.9 billion in the first nine months of 2006. Net earnings were $1.3 billion, or $2.53 per diluted share, compared with $1.2 billion, or $2.29 per share, for the first nine months of 2006. Net earnings for the first nine months of 2007 included realized investment gains of $18 million, or $.04 per diluted share, compared with $47 million, or $.10 per share for the first nine months of 2006. The realized investment gains for the first nine months of 2006 resulted from a bond-swap program that we completed in mid-2006. Operating earnings for the first nine months were $1.2 billion, or $2.49 per diluted share, compared with $1.1 billion, or $2.19 per share, in 2006. Excluding the negative impact of $.03 per share from the weaker yen, operating earnings per diluted share rose 15.1% for the first nine months of 2007.

During the third quarter, we acquired 2.0 million shares of Aflac stock, bringing the total number of shares purchased in the first nine months of 2007 to 9.1 million. At the end of September, we had 27.6 million shares available for purchase under our share repurchase authorization.
AFLAC JAPAN
Aflac Japan premium income in yen rose 4.2% in the third quarter. Net investment income increased 7.7%. Investment income growth in yen terms was magnified by the weaker yen/dollar exchange rate because approximately 39% of Aflac Japan’s third quarter investment income was dollar-denominated. Total revenues were up 4.3%. Reflecting continued improvement in the benefit ratio, the pretax operating profit margin expanded from 15.4% to 17.2%. As a result, pretax operating earnings in yen advanced 16.7%. For the first nine months, premium income in yen increased 4.5%, and net investment income rose 9.1%. Total revenues grew 5.2%, and pretax operating earnings were up 13.6%.
The average yen/dollar exchange rate in the third quarter of 2007 was 117.88, or 1.5% weaker than the average rate of 116.17 in the third quarter of 2006. For the first nine months, the average exchange rate was 119.37, or 3.0% weaker than the rate of 115.82 a year ago. Aflac Japan’s growth rates in dollar terms for both the third quarter and first nine months were suppressed as a result of the weaker average exchange rates.
Reflecting the weaker yen, premium income in dollars was up 2.8% to $2.3 billion in the third quarter. Net investment income rose 6.2% to $456 million. Total revenues increased 3.0% to $2.7 billion. Pretax operating earnings were $468 million, or 15.0% higher than a year ago. For the first nine months, premium income was $6.7 billion, up 1.4% from a year ago. Net investment income rose 5.9% to $1.3 billion. Total revenues increased 2.1% to $8.0 billion. Pretax operating earnings were $1.4 billion, or 10.2% higher than a year ago.
Aflac Japan continued to generate improved sales results for both the third quarter and first nine months of 2007. Total new annualized premium sales rose 2.2% to 27.9 billion yen, or $236 million, in the third quarter. For the first nine months, total new annualized premium sales were down 4.1% to 84.3 billion yen, or $706 million. Cancer insurance sales were again very strong, rising 21.8% over the third quarter of 2006. We believe cancer insurance sales benefited from our agents’ focus on selling the product in advance of a scheduled premium rate increase on newly issued cancer life policies, which occurred on September 2. After several quarters of significant declines, medical sales in the third quarter were only slightly lower than a year ago. We believe the improvement in medical sales reflected a favorable initial response to Gentle EVER, our new medical product. Gentle EVER, a non-standard medical product, was introduced on August 1. Our objective remains for Aflac Japan total new annualized premium sales to be flat to up 4% in the second half of 2007.
AFLAC U.S.
Aflac U.S. premium income increased 10.7% to $993 million in the third quarter. Net investment income rose 5.4% to $127 million. Total revenues were up 10.0% to $1.1 billion. Pretax operating earnings were $182 million, an increase of 12.3%. For the first nine months, premium income rose 10.8% to $2.9 billion. Net investment income increased 8.0% to $373 million. Total revenues were up 10.4% to $3.3 billion. Pretax operating earnings rose 13.9% to $523 million.
Aflac U.S. sales were consistent with our expectations. Total new annualized premium sales rose 11.0% to $368 million in the third quarter. Aflac U.S. sales in the third quarter were again led by our accident/disability product line and cancer expense insurance. In addition, our hospital indemnity category performed very well, with sales rising 21.1% over the third quarter of 2006. For the nine months, total new annualized premium sales increased 11.1% to $1.1 billion. As we have repeatedly discussed, we face a challenging sales comparison in the fourth quarter of this year. Sales in the fourth quarter of 2006 rose 21.2% due to the re-enrollment of a large payroll account. Despite that difficult comparison, we still believe we are well-positioned to achieve our sales objective of a 6% to 10% increase for the full year.
We were also pleased with our sales force expansion in the quarter. As expected, recruiting remained lower than a year ago. However, we still recruited approximately 6,200 new sales associates in the third quarter, bringing the number of newly recruited sales associates to more than 18,600 for the first nine months of the year. The total number of licensed sales associates at the end of September rose 5.4% over a year ago. Most importantly, the number of producing sales associates again increased in line with our expectations. On an average weekly basis, the number of producing associates was up 5.0% to approximately 10,700 in the third quarter. For the first nine months, the number of average weekly producing associates rose 6.1% over a year ago.

DIVIDEND
The board of directors declared the fourth quarter cash dividend. The fourth quarter dividend of $.205 per share is payable on December 3, 2007, to shareholders of record at the close of business on November 16, 2007.
OUTLOOK
Commenting on the company’s third quarter results, Chairman and Chief Executive Officer Daniel P. Amos stated: “I am very pleased with Aflac’s performance during the third quarter and for the first nine months of 2007. Throughout this year, our operations in Japan and the United States have met or exceeded our expectations.
“Aflac Japan has produced steady revenue growth and expanding profit margins in 2007. As a result, Aflac Japan continued to generate strong pretax operating earnings growth. At the same time, we continue to believe Aflac Japan is building sales momentum, and we remain encouraged about our sales outlook for the balance of this year and into 2008.
“Aflac U.S. is also performing very well this year. Our persistency has been steady and our benefit and expense ratios and profit margin have been in line with our expectations. Our sales results have also been strong during the first nine months of the year. And we believe our focus on training and enhancing the capabilities of our distribution will continue to enhance our future sales activities.
“I remain confident that we will achieve our primary financial goal for 2007 of increasing operating earnings per diluted share by 15% to 16%, or $3.28 to $3.31, excluding foreign currency translation. Assuming the yen averages 115 to 120 to the dollar for the remainder of the year, we would expect to report operating earnings of $3.24 to $3.28 per diluted share for the full year. For the fourth quarter of 2007, we expect operating earnings will be in the range of $.75 to $.79 per diluted share. As we look to 2008, I believe we are also well-positioned to achieve our objective of increasing operating earnings per diluted share by 13% to 15%, before the impact of the yen.”
For more than 50 years, Aflac products have given policyholders the opportunity to direct cash where it is needed most when a life-interrupting medical event causes financial challenges. Aflac is the number one provider of guaranteed-renewable insurance in the United States and the number one insurance company in terms of individual insurance policies in force in Japan. Our insurance products provide protection to more than 40 million people worldwide. Aflac has been included in Fortune magazine’s listing of America’s Most Admired Companies for seven consecutive years and in Fortune magazine’s list of the 100 Best Companies to Work For in America for nine consecutive years. Aflac has also been recognized three times by both Fortune magazine’s listing of the Top 50 Employers for Minorities and Working Mother magazine’s listing of the 100 Best Companies for Working Mothers. Aflac Incorporated is a Fortune 500 company listed on the New York Stock Exchange under the symbol AFL. To find out more about Aflac, visit aflac.com.
A copy of Aflac’s Financial Analyst Briefing (FAB) supplement for the third quarter of 2007 can be found on the “Investors” page at aflac.com.
Aflac Incorporated will webcast its third quarter conference call via the “Investors” page of aflac.com at 9:30 a.m. (EDT), Wednesday, October 24.

AFLAC INCORPORATED AND SUBSIDIARIES CONDENSED INCOME STATEMENT
(UNAUDITED – IN MILLIONS, EXCEPT FOR SHARE AND PER-SHARE AMOUNTS)

THREE MONTHS ENDED SEPTEMBER 30,	2007	2006	% Change

Total revenues	$3,861	$3,672	5.1%

Benefits and claims	2,331	2,291	1.7

Total acquisition and operating expenses	888	824	7.8

Earnings before income taxes	642	557	15.1

Income taxes	222	190

Net earnings	$420	$367	14.4%

Net earnings per share – basic	$.86	$.74	16.2%

Net earnings per share – diluted	.85	.73	16.4

Shares used to compute earnings per share (000):
Basic	487,065	494,923	(1.6)%
Diluted	492,819	500,952	(1.6)

Dividends paid per share	$.205	$.13	57.7%

AFLAC INCORPORATED AND SUBSIDIARIES CONDENSED INCOME STATEMENT
(UNAUDITED – IN MILLIONS, EXCEPT FOR SHARE AND PER-SHARE AMOUNTS)

NINE MONTHS ENDED SEPTEMBER 30,	2007	2006	% Change

Total revenues	$11,376	$10,929	4.1%

Benefits and claims	6,855	6,715	2.1

Total acquisition and operating expenses	2,608	2,458	6.1

Earnings before income taxes	1,913	1,756	8.9

Income taxes	662	606

Net earnings	$1,251	$1,150	8.8%

Net earnings per share – basic	$2.56	$2.32	10.3%

Net earnings per share – diluted	2.53	2.29	10.5

Shares used to compute earnings per share (000):
Basic	488,493	496,626	(1.6)%
Diluted	494,555	502,926	(1.7)

Dividends paid per share	$.595	$.39	52.6%

AFLAC INCORPORATED AND SUBSIDIARIES CONDENSED BALANCE SHEET
(UNAUDITED – IN MILLIONS, EXCEPT FOR SHARE AMOUNTS)

SEPTEMBER 30,	2007	2006	% Change

Assets:

Total investments and cash	$55,073	$50,686	8.7%

Deferred policy acquisition costs	6,481	5,930	9.3

Other assets	2,022	1,737	16.4

Total assets	$63,576	$58,353	9.0%

Liabilities and shareholders’ equity:

Policy liabilities	$49,335	$44,968	9.7%

Notes payable	1,454	1,439	1.0

Other liabilities	4,336	3,781	14.7

Shareholders’ equity	8,451	8,165	3.5

Total liabilities and shareholders’ equity	$63,576	$58,353	9.0%

Shares outstanding at end of period (000)	487,752	494,666	(1.4)%
Prior-year amounts have been adjusted for adoption of SAB 108 as of January 1, 2006.

RECONCILIATION OF OPERATING EARNINGS TO NET EARNINGS
(UNAUDITED – IN MILLIONS, EXCEPT FOR PER-SHARE AMOUNTS)

THREE MONTHS ENDED SEPTEMBER 30,	2007	2006	% Change

Operating earnings	$417	$363	15.0%

Reconciling items, net of tax:
Realized investment gains (losses)	1	7
Impact from SFAS 133	2	(3)

Net earnings	$420	$367	14.4%

Operating earnings per diluted share	$.85	$.72	18.1%

Reconciling items, net of tax:
Realized investment gains (losses)	–	.01
Impact from SFAS 133	–	–

Net earnings per diluted share	$.85	$.73	16.4%
RECONCILIATION OF OPERATING EARNINGS TO NET EARNINGS
(UNAUDITED – IN MILLIONS, EXCEPT FOR PER-SHARE AMOUNTS)

NINE MONTHS ENDED SEPTEMBER 30,	2007	2006	% Change

Operating earnings	$1,232	$1,103	11.7%

Reconciling items, net of tax:
Realized investment gains (losses)	18	47
Impact from SFAS 133	1	–

Net earnings	$1,251	$1,150	8.8%

Operating earnings per diluted share	$2.49	$2.19	13.7%

Reconciling items, net of tax:
Realized investment gains (losses)	.04	.10
Impact from SFAS 133	–	–

Net earnings per diluted share	$2.53	$2.29	10.5%

FOREIGN CURRENCY TRANSLATION EFFECT ON OPERATING RESULTS1
(SELECTED PERCENTAGE CHANGES, UNAUDITED)

	Including	Excluding
	Currency	Currency
THREE MONTHS ENDED SEPTEMBER 30, 2007	Changes	Changes[2]

Premium income	5.1%	6.1%

Net investment income	7.9	8.6

Total benefits and expenses	3.3	4.4

Operating earnings	15.0	15.8

Operating earnings per diluted share	18.1	18.1

[1]	The numbers in this table are presented on an operating basis, as previously described.

[2]	Amounts excluding currency changes were determined using the same yen/dollar exchange rate for the current period as the comparable period in the prior year.
FOREIGN CURRENCY TRANSLATION EFFECT ON OPERATING RESULTS1
(SELECTED PERCENTAGE CHANGES, UNAUDITED)

	Including	Excluding
	Currency	Currency
NINE MONTHS ENDED SEPTEMBER 30, 2007	Changes	Changes[2]

Premium income	4.1%	6.3%

Net investment income	7.2	8.7

Total benefits and expenses	3.2	5.3

Operating earnings	11.7	13.3

Operating earnings per diluted share	13.7	15.1

[1]	The numbers in this table are presented on an operating basis, as previously described.

[2]	Amounts excluding currency changes were determined using the same yen/dollar exchange rate for the current period as the comparable period in the prior year.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” to encourage companies to provide prospective information, so long as those informational statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those included in the forward-looking statements. We desire to take advantage of these provisions. This document contains cautionary statements identifying important factors that could cause actual results to differ materially from those projected herein, and in any other statements made by company officials in communications with the financial community and contained in documents filed with the Securities and Exchange Commission (SEC). Forward-looking statements are not based on historical information and relate to future operations, strategies, financial results or other developments. Furthermore, forward-looking information is subject to numerous assumptions, risks, and uncertainties. In particular, statements containing words such as “expect,” “anticipate,” “believe,” “goal,” “objective,” “may,” “should,” “estimate,” “intends,” “projects,” “will,” “assumes,” “potential,” “target,” or similar words as well as specific projections of future results, generally qualify as forward-looking. Aflac undertakes no obligation to update such forward-looking statements.
We caution readers that the following factors, in addition to other factors mentioned from time to time could cause actual results to differ materially from those contemplated by the forward-looking statements: legislative and regulatory developments; assessments for insurance company insolvencies; competitive conditions in the United States and Japan; new product development and customer response to new products and new marketing initiatives; ability to attract and retain qualified sales associates and employees; ability to repatriate profits from Japan; changes in U.S. and/or Japanese tax laws or accounting requirements; credit and other risks associated with Aflac’s investment activities; significant changes in investment yield rates; fluctuations in foreign currency exchange rates; deviations in actual experience from pricing and reserving assumptions including, but not limited to, morbidity, mortality, persistency, expenses, and investment yields; level and outcome of litigation; downgrades in the company’s credit rating; changes in rating agency policies or practices; subsidiary’s ability to pay dividends to parent company; ineffectiveness of hedging strategies; catastrophic events; and general economic conditions in the United States and Japan.
Analyst and investor contact – Kenneth S. Janke Jr., 800.235.2667 – option 3, FAX: 706.324.6330, or kjanke@aflac.com
Media contact – Laura Kane, 706.596.3493, FAX: 706.320.2288, or lkane@aflac.com